Exhibit 6.13

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) is dated as of the date set forth on the signature page hereto (“Execution Date”), by and between:

1.  iPic-Gold Class Entertainment, LLC, a Delaware limited liability company, having its principal place of business at 433 Plaza Real Boulevard, Suite 335, Boca Raton, Florida 33432 (hereinafter referred to as the “Issuer”, which expression shall, unless it is repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns); and

2.  PVR Limited, a public company incorporated under the provisions of the (Indian) Companies Act, 1956, having its registered office at 61, Basant Lok, Vasant Vihar, New Delhi 110057 (hereinafter referred to as the “Subscriber”, which expression, unless it be repugnant to the context or meaning hereof, shall be deemed to mean and include its successors and permitted assigns).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Issuer desires to issue, and the Subscriber desires to purchase, for $4,000,000 in cash (the “Purchase Price”) 220,629 of Issuer’s Membership Units (“Issuer Units”);

WHEREAS, Issuer and the Subscriber desire to establish certain rights and obligations in connection therewith; and

WHEREAS, in connection with, and as a condition to, the purchase of the Issuer Units by the Subscriber, the Subscriber shall enter into that certain Second Amended and Restated Limited Liability Company Agreement of the Issuer, dated as of the Closing Date, attached hereto as Annex A (as amended, modified or supplemented from time to time, the “Issuer LLC Agreement”), by and among the Issuer, the Subscriber and the other signatories thereto, establishing and setting forth their agreement with respect to certain rights and obligations associated with the ownership of Issuer Units.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I TRANSACTIONS; CLOSING; DELIVERIES

1.1. Transactions. Upon the terms and subject to the conditions set forth herein, on and as of the Closing Date, Issuer shall issue the Issuer Units to the Subscriber, and the Subscriber shall deliver the Purchase Price to Issuer in exchange therefor.

1.2. Closing; Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within 15 (fifteen) days from the Execution Date (the date of the Closing, the “Closing Date”) or as otherwise determined by the Issuer, in consultation with the Subscriber.

(b)  At the Closing, the Subscriber shall deliver to Issuer, by wire transfer of immediately available funds to the account specified by Issuer, the details of which are set forth in Annex D, the Purchase Price. Delivery of the Purchase Price shall be made against a book entry in the Issuer’s books and records reflecting the Subscriber as the registered owner of the Issuer Units and a copy of the said book entry shall be delivered by the Issuer to the Subscriber. In the event that the Issuer Units are not issued and allotted to the Subscriber on the Closing Date, for any reason whatsoever, the Subscriber shall have the right but not the obligation to require the Issuer to refund the Purchase Price to the Subscriber no later than 3 (three) Business Days from the date of exercise of the said right in writing, and immediately on the receipt of the Purchase Price by the Subscriber, this Agreement shall stand terminated.

(c)  At the Closing, the Subscriber shall deliver to the Issuer the Issuer LLC Agreement, duly executed by the Subscriber.

1.3. Issuer LLC Agreement. By executing and delivering this Agreement, the Subscriber hereby agrees to become a “Member” under the Issuer LLC Agreement, and to be bound by, and to comply with, the terms, conditions and provisions of the Issuer LLC Agreement, all of which are accepted by the Subscriber as evidenced by its execution thereof.

1.4. Purchase Price. Through April 21, 2018, to the extent the Issuer issues any Membership Units or any other securities of the Issuer (amounting to or convertible into Membership Units) to third party investors, or an Affiliate of the Issuer issues any shares of common stock to third party investors for a price per unit or price per share which is less than the price per unit paid by the Subscriber for the Issuer Units (the “Adjusted Price Per Unit”), the Issuer shall issue to the Subscriber additional Membership Units identical to the Issuer Units, or the Issuer shall issue to the Subscriber additional shares of common stock of its Affiliated entity, in accordance with applicable laws, in each case for no additional consideration, such that the number of Issuer Units originally issued to the Subscriber in connection with this Agreement shall be increased to such number of Issuer Units or shares of common stock as the Subscriber would have received had it purchased such Issuer Units at the Closing based on the Adjusted Price Per Unit.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ISSUER

Issuer hereby represents and warrants to the Subscriber, as of the Execution Date and the Closing Date, as follows:

2.1. Organization and Good Standing. Issuer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to own its assets and to carry on its business as now conducted.

2.2. Authority; Execution; Enforceability. Issuer has all requisite power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, and (c) consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, by Issuer have been duly authorized by all requisite action on the part of Issuer and no other action on the part of Issuer is necessary for the execution, delivery and performance of this Agreement by Issuer or the consummation of the transactions contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement and the Issuer LLC Agreement by all other parties hereto and thereto, this Agreement and the Issuer LLC Agreement constitute valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar federal, state, local, international statute, law (including international conventions, protocols and treaties), ordinance, rule, regulation, or legally binding guidance document of any Governmental Entity (together, “Laws”) affecting creditors’ rights and remedies generally and (y) general principles of equity. Issuer has all requisite power and authority to issue Issuer Units in accordance with this Agreement.

2.3. Capitalization. At the Closing, the Issuer will have an adequate number of authorized Membership Units (as defined in the Issuer LLC Agreement) to effect the issuance of the Issuer Units in accordance with this Agreement. The Issuer Units will have been duly issued and fully paid and will be non-assessable when issued and delivered against payment therefor as provided in this Agreement, free and clear of all liens, security interests, claims, restrictions and encumbrances of any kind (collectively, “Liens”), other than under the Issuer LLC Agreement and applicable securities laws. Following the issuance of the Issuer Units to the Subscriber in accordance with this Agreement, the outstanding Membership Units, and the holders thereof, shall be as set forth on Exhibit A of Annex A. Other than as set forth on Exhibit A of Annex A, there are no other Membership Units outstanding, and there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Issuer to issue, transfer, sell, purchase, redeem or otherwise acquire, any Membership Units, except as required under this Agreement and the Issuer LLC Agreement.

2.4. No Conflicts. The execution, delivery and performance of this Agreement and the Issuer LLC Agreement by the Issuer do not, and the consummation of the transactions contemplated hereby and thereby by the Issuer will not, violate, conflict with or result in a breach of or constitute a default (with or without notice or lapse of time, or both) under any agreement, instrument, permit, franchise, license, judgment or order applicable to the Issuer, other than such conflicts, breaches or defaults that, individually or in the aggregate, are not material to the Issuer’s ability to perform its obligations hereunder and thereunder and would not prohibit or restrict or delay, in any material respect, the performance by the Issuer of its obligations hereunder and thereunder.

2.5. Issuer Financial Statements. Attached hereto as Annex B are copies of the audited financial statements of the Issuer for the period ended December 31, 2016 (such financial statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial position of the Issuer, as of the date thereof, and the results of operations and cash flows of the Issuer for the periods set forth therein. The Financial Statements (including all related notes) have been prepared, in all material respects, in accordance with GAAP, except as otherwise noted therein.

2.6. Business. The Issuer is not, directly or indirectly, engaged in the real estate business, banking business or financial services sector, and does not hold any investments, directly or indirectly, in India.

2.7. Qualified Subordinated Debt. Issuer represents that as on the Closing Date, the Qualified Subordinated Debt of the Issuer is as listed in Annex E hereto. Issuer further represents that all of the Qualified Subordinated Debt will be extinguished at the time of the completion of the initial public offering (“IPO”) of iPic Entertainment Inc. (the “Public Company”). Upon such extinguishment of the Qualified Subordinated Debt, no additional Membership Units or any other equity securities of the Issuer or the Public Company will be issued or no payments/ repayments of any kind whatsoever will be made, to the holders of the Qualified Subordinated Debt. For the avoidance of doubt, the Issuer represents that the extinguishment of the Qualified Subordinated Debt will not lead to dilution of the membership interest of the Subscriber in the Issuer in any manner whatsoever. The Issuer acknowledges that the Subscriber is subscribing to the Issuer Units at the Purchase Price relying inter-alia on the aforementioned representation of the Issuer and in the event that the extinguishment of the Qualified Subordinated Debt results in issuance of any additional Membership Units or any other equity securities of the Issuer to the holders of the Qualified Subordinated Debt or payment / repayment of any consideration to the holders of the Qualified Subordinated Debt (other than, for the avoidance of doubt, the repayment of the VR Notes as described on Annex E) or dilution of the membership interest of the Subscriber in the Issuer in any manner whatsoever, then the Issuer shall issue to the Subscriber additional number of Membership Units, for no additional consideration, equivalent to the Subscriber’s pro-rata portion of its $4.0 million investment equal to the Regal Member’s Qualified Subordinated Debt portion of the Regal Member’s total investment. For the avoidance of doubt, this percentage equates to 25.3144%, or $1,012,576 of the PVR Member’s total $4,000,000 investment.

2.8. Transferability of the Issuer Units. Subscriber understands that the Issuer Units are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Subscriber represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect (“Rule 144”), and understands the resale limitations imposed thereby and by the Securities Act of 1933, as amended (the “Securities Act”), which differ for affiliates as compared to non-affiliates. Additionally, Subscriber will be subject to the terms of one or more lock-up agreements that will apply to all similarly situated equity-holders of the Issuer or an affiliate of the Issuer in connection with public offerings of securities by the Issuer or an affiliate of the Issuer which will restrict its ability to sell its securities. Finally, Subscriber has also been advised that there will be restrictions on transfer of the Issuer Units contained in a registration rights agreement, which Subscriber and certain other unitholders of the Issuer or an affiliate of the Issuer are expected to enter into in connection with the IPO, with which Subscriber will be contractually obligated to comply.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER

The Subscriber hereby represents and warrants to Issuer, as of the date hereof, as follows:

3.1. Authority; Execution; Enforceability. The Subscriber has all requisite capacity, power and authority to (a) execute and deliver this Agreement and the Issuer LLC Agreement, (b) perform its obligations hereunder and thereunder, and (c) consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Issuer LLC Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby by the Subscriber has been duly authorized by all requisite action on the part of such Subscriber, and no other action on the part of the Subscriber is necessary for the execution, delivery and performance of this Agreement and the Issuer LLC Agreement by the Subscriber or the consummation of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery of this Agreement by all other parties hereto and the Issuer LLC Agreement by the other parties thereto, this Agreement and the Issuer LLC Agreement constitute the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (y) general principles of equity.

3.2. Restricted Securities. The Subscriber is acquiring the Issuer Units for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in any manner that would be in violation of the Securities Act. The Subscriber has not, directly or indirectly, offered any Issuer Units to anyone or solicited any offer to buy any Issuer Units from anyone, so as to bring the offer and sale of any Issuer Units within the registration requirements of the Securities Act. The Subscriber understands that (a) except as provided in the Issuer LLC Agreement, the Issuer Units will not be registered under the Securities Act or any state securities laws by reason of their issuance by Issuer in a transaction exempt from the registration requirements thereof and (b) the Issuer Units may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

3.3. Accredited Investor. The Subscriber is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and has completed and returned to the Issuer the accredited investor questionnaire attached hereto as Annex C and acknowledges that the information contained therein is complete and accurate and is hereby affirmed as of the date hereof. The Subscriber has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in Issuer Units and is capable of bearing the economic risks of such investment for an indefinite period of time. The Subscriber has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Issuer Units and has had full access to such other information concerning Issuer and its subsidiaries as such Subscriber has requested. The Subscriber is relying on the Subscriber’s own business judgment and knowledge concerning the business, financial condition and prospects of the Issuer, and the advice of the Subscriber’s own counsel, tax advisors and other advisors, in making the decision to acquire the Issuer Units. The Subscriber and the Subscriber’s advisors, if any, have been afforded the opportunity to examine all documents, materials and information concerning the Issuer as the Subscriber deems to be necessary or advisable in order to reach an informed decision as to an investment in the Issuer. The Subscriber has carefully reviewed and understands these materials, including the terms and provisions of this Agreement and all related documents and has evaluated the restrictions and obligations contained herein and therein. The Subscriber has made such independent investigation of the Issuer and its subsidiaries and related matters as the Subscriber deems to be necessary or advisable in connection with the acquisition of the Issuer Units contemplated by this Agreement.

3.4. Consents and Approvals. Except as required under applicable laws, no notices, reports, registrations or other filings are required to be made by the Subscriber with, nor are any consents, approvals or authorizations required to be obtained by the Subscriber from, any domestic or foreign court, arbitral tribunal, administrative agency or commission or other federal, state, county, local, municipal or international governmental or regulatory or self-regulatory organization, regulatory agency or authority or any securities exchange (each, a “Governmental Entity”) or any other Person under any contract, agreement or other obligation to which the Subscriber is party or by which its assets are bound, in connection with the valid execution, delivery or performance of this Agreement and the Issuer LLC Agreement by the Subscriber or the consummation by the Subscriber of the transactions contemplated by this Agreement and the Issuer LLC Agreement, in each case except for such notices, reports, registrations and other filings the failure of which to make or obtain, individually or in the aggregate, are not material to the Subscriber’s ability to perform its obligations hereunder and thereunder and would not prohibit or restrict or delay, in any material respect, the performance by the Subscriber of its obligations hereunder and thereunder.

3.5. No Conflicts. The execution, delivery and performance of this Agreement and the Issuer LLC Agreement by the Subscriber do not, and the consummation of the transactions contemplated hereby and thereby by the Subscriber will not, violate, conflict with or result in a breach of or constitute a default (with or without notice or lapse of time, or both) under any agreement, instrument, permit, franchise, license, judgment or order applicable to the Subscriber, other than such conflicts, breaches or defaults that, individually or in the aggregate, are not material to the Subscriber’s ability to perform its obligations hereunder and thereunder and would not prohibit or restrict or delay, in any material respect, the performance by the Subscriber of its obligations hereunder and thereunder.

3.6. Compliance with Law. The Subscriber does not know or have any reason to suspect, after reasonable inquiry, that (a) the monies used or to be used to make the Subscriber’s investment in the Issuer are, were or will be derived from or related to any illegal activities, including but not limited to, any activities that may contravene U.S. federal or state or non-U.S. laws and regulations, including anti-money laundering laws, or (b) the proceeds from the Subscriber’s investment in the Issuer will be used to finance any activities that may contravene U.S. federal or state or non-U.S. laws and regulations, including anti-money laundering laws. The Subscriber will promptly provide such materials as may be requested from time to time by the Issuer in its reasonable discretion in order for the Issuer to comply with legal, administrative and regulatory requirements that require the Issuer to verify the identity of the Subscriber and underlying investors and the source of funds paid to the Issuer by the Subscriber or shall otherwise cooperate with the Issuer and satisfy such requirements. The Subscriber further understands that the Issuer may release confidential information about the Subscriber and, if applicable, any underlying investors, to proper authorities if the Issuer, in its sole discretion, determines that it is necessary or appropriate in light of applicable law or regulations concerning money laundering and/or similar activities. To the extent legally permissible, the Issuer will give prompt written notice to the Subscriber of release of such confidential information and the Subscriber may seek a protective order or other appropriate remedy in this regard.

3.7. Brokers and Finders. No agent, broker, investment banker, intermediary, finder, or firm acting on behalf of such Subscriber is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Subscriber in connection with this Agreement or upon consummation of the transactions contemplated hereby.

ARTICLE IV SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1. Survival. The representations and warranties of the Issuer and the Subscriber contained in this Agreement shall terminate as of the Closing.

ARTICLE V TERMINATION

5.1. Term. This Agreement shall come into effect on the Execution Date and shall remain valid and binding on the parties until such time that it is terminated in accordance with Clause 5.2 below.

5.2. Termination. This Agreement shall terminate:

(a)  automatically, if Closing does not take place within 15 (fifteen) days from the Execution Date; or

(b)  upon either party giving a written notice of a breach by the other party(s) of any of its representations, warranties or obligations under this Agreement, which breach (if curable) is not cured within 5 (five) Business Days following written notice of such breach to the defaulting party.

The right to terminate under this clause shall be without prejudice to all other rights and remedies under applicable law available to the parties, including, but not limited to, the rights specified in Clause 7.12 (Specific Performance).

The provisions of Clause 7.2 (Notices), Clause 7.5 (Expenses), Clause 7.10 (Governing Law; Submission to Jurisdiction; Waiver of July Trial), 7.13 (Announcements), and this Clause 5.2 (Termination) shall survive the termination or expiry of this Agreement.

ARTICLE VI COVENANT

6.1. Transfer Restrictions. The Subscriber agrees that it will not sell, convey, transfer or offer for sale any of the Issuer Units it acquires except as provided in the Issuer LLC Agreement and upon compliance with the Securities Act and any applicable state securities or “blue sky” laws or pursuant to any exemption therefrom.

6.2. More Favorable Rights. If at any time after the date hereof, the Issuer proposes to grant to the Regal Member (“Grant Notice”) rights or benefits more favorable than those conferred upon the Subscriber under this Agreement or the Issuer LLC Agreement (“MFN Rights”), the Issuer shall within a period of 15 days of executing such Grant Notice, provide the Subscriber with details of such MFN Rights conferred on the Regal Member (“MFN Notice”).

(a)  The Subscriber may in its sole discretion choose to have such MFN Rights extended to the Subscriber by issuing a notice in writing to the Issuer within 30 days of receipt of an MFN Notice (“MFN Election Notice” and the elected MFN Right being an “Elected MFN Right”), provided, however, that if the Regal Member made any concessions or gave up any rights in connection with receiving the rights more favorable than those conferred upon the Subscriber, then Subscriber will receive the MFN Rights only if the Subscriber also agrees to make the same concessions and/or give up the same rights that the Regal Member made or gave up in order to receive the more favorable rights.

(b)  Upon the issuance of the MFN Election Notice and subject to the Subscriber fulfilling or agreeing to fulfill any conditions applicable to such Elected MFN Rights, including the proviso set forth in Clause 6.2(a) above, the Elected MFN Rights shall ipso facto stand extended to the Subscriber from the date of the MFN Election Notice prospectively.

ARTICLE VII MISCELLANEOUS

7.1. Entire Agreement: Amendments. This Agreement, the Annexes and other documents referred to herein and the documents delivered pursuant hereto, together with the Issuer LLC Agreement being entered into on the Closing Date among the parties hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, restated, modified or supplemented except by a written instrument signed by all parties hereto. Until such an amendment is signed by all such parties, any other agreements, understandings, writing or oral promises or representations at odds with the terms of this Agreement shall be of no effect and shall not in any way be binding upon the parties hereto.

7.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally to the recipient, (b) two Business Days after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when delivered by facsimile or electronic transmission with confirmation of delivery, or (d) five Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Issuer, to such entity:

iPic-Gold Class Entertainment, LLC

Mizner Park

433 Plaza Real, Suite 335

Boca Raton, Florida 33432

Attn: Hamid Hashemi

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: David Shaw

Facsimile: (212) 859-4000

Telephone: (212) 859-8000

Email: david.shaw@friedfrank.com

If to the Subscriber, to such Subscriber at the address set forth below the Subscriber’s name on the signature pages hereto, or to such other address as such party may indicate by a notice delivered to the other party hereto.

Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party prior written notice in the manner herein set forth.

7.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party; provided, further, that any of Issuer or the Subscriber may, without the prior written consent of the other party, (a) assign any of its rights or delegate any of its duties under this Agreement to any of its respective Affiliates or any Person in a Transfer (as defined in, and in accordance with the terms of, the Issuer LLC Agreement), provided that no such assignment shall relieve Issuer or the Subscriber of its obligations hereunder; and (b) assign its rights, but not its obligations, under this Agreement to any of its financing sources. Following the date hereof, any party may assign any of its rights hereunder, but no such assignment shall relieve such party of its obligations hereunder.

7.4. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

7.5. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel.

7.6. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

7.7. Execution in Counterparts. This Agreement may be executed in counterparts, including by facsimile transmission or other electronic means, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

7.8. Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the satisfaction of the conditions precedent, if any, to the obligations of any of the parties hereto; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (c) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

7.9. Construction. In the construction of this Agreement the neuter gender will include the feminine or the masculine in all cases where such meanings would be appropriate and words using the singular or plural number also include the plural or singular number, respectively. For the purposes of this Agreement, the term “Business Day” means a day other than a Saturday, Sunday or a day on which the commercial banks located in New Delhi, India or in Florida, United States of America are closed for business during normal banking hours. Any defined terms used but not defined herein shall have the same meaning as assigned to such terms in the Issuer LLC Agreement.

7.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws or choice of law provisions or principles. By the execution and delivery of this Agreement, the Issuer and the Subscriber submits to the exclusive personal jurisdiction of the U.S. federal courts or the courts of the State of Delaware in each case located in the City of Wilmington and County of New Castle, in any suit or proceeding arising out of or relating to this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.11. No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective heirs, successors and permitted assigns any right, benefit or remedy under or by reason of this Agreement.

7.12. Specific Performance. The Subscriber acknowledges and agrees that the breach of this Agreement by the Subscriber would cause irreparable damage to Issuer and that Issuer would not have an adequate remedy at law, and Issuer acknowledges and agrees that the breach of this Agreement by Issuer would cause irreparable damage to the Subscriber and that the Subscriber would not have an adequate remedy at law. Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. These injunctive remedies are cumulative and are in addition to any other rights and remedies that the parties may have under applicable law or in equity, including without limitation a right for damages.

7.13. Announcements. Subject to the requirements under applicable laws, no announcement shall be made by or on behalf of any party or its Affiliates relating to the Agreement or the transactions and arrangements contemplated under the Agreement, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, (i) the Issuer may include information relating to the Agreement or the transactions and arrangements contemplated under the Agreement in filings it makes with the United States Securities and Exchange Commission and/or any stock exchange on which its securities may be listed without the prior written consent of the other party; and (ii) the Subscriber may make disclosures and announcements relating to the Agreement or the transactions and arrangements contemplated under the Agreement to the stock exchanges on which its securities are listed, without the prior written approval of the Issuer.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date on which last of the parties execute this Agreement.

ISSUER:	IPIC - GOLD CLASS ENTERTAINMENT, LLC

	By:	/s/ Hamid Hashemi
	Name:	Hamid Hashemi
	Title:	CEO

	Date:	11/27/17

SUBSCRIBER:	PVR LIMITED

	By:	/s/ Nitin Sood
	Name:	Nitin Sood
	Title:	Chief Financial Officer

	Date:	27 November 2017

Address for Notices:

PVR Limited
Building 9A, 4th Floor
DLF Cyber City
Gurgaon, Haryana – 122002, India
Attn: Mr. Nitin Sood